Exhibit 10(a)

RETENTION AGREEMENT

                                This Retention Agreement ("Agreement") is entered into and effective as of March 31, 2001 (“Effective Date”), between The Newhall Land and Farming Company (a California Limited Partnership) ("NLF") and Gary M. Cusumano ("Cusumano").  NLF's ultimate managing general partner is Newhall Management Corporation ("NMC") and where appropriate will be referred together with NLF as the "Company."  The Company and Cusumano are referred to in this Agreement as the "Parties."

RECITALS

                WHEREAS, Cusumano has been employed as the Company's and NMC's President and Chief Operating Officer and was recently appointed the Company’s Chief Executive Officer and President;

                WHEREAS, the NMC Board of Directors announced that Cusumano would succeed Thomas L. Lee as Chief Executive Officer upon Mr. Lee's retirement; and

                WHEREAS, the retention of Cusumano in those management positions is consistent with the Company's policy of establishing and maintaining a sound and vital management to protect and enhance the best interests of the Company and the holders of its depository units;

                NOW, THEREFORE, the Parties, in consideration of the mutual covenants contained herein, and for other valuable consideration received, hereby agree as follows:

1)     Retention and Responsibilities:

a)     The Company will continue to retain Cusumano as President and Chief Executive Officer of NLF and NMC and Member of the Board of NMC during the term of this Agreement.  Cusumano agrees to serve in those capacities as well as on such standing committees and in such other capacities as the Board may determine.  Cusumano will have duties, responsibilities and authorities commensurate with those capacities and/or as the Board may determine.  Cusumano will use his best efforts to promote the interests of the Company and its unit holders and will devote his working time to the business and affairs of the Company.  Cusumano will effectively and competently perform his duties and responsibilities to enhance the Company's profitability and the value of the depository units held by the Company's unit holders.

2)     Compensation:

a)     Except as otherwise provided in this Agreement, Cusumano will continue to receive his current salary, subject to adjustments by the Board, medical, dental, life, disability insurance, retirement plan benefits, 401(k) plan benefits, employee savings plan benefits, expense reimbursement benefits, Company automobile benefits and bonuses, including those benefits provided under the NLF Executive Incentive Compensation Plan, Unit options or Unit based rights agreements under the Company's 1995 Option/Award Plan or the Company’s Option, Appreciation Rights and Restricted Plan, the NLF Retirement Plan, the NLF Pension Restoration Plan, the NLF Employee Savings Plans, the NLF Employee Savings Restoration Plan, the Change of Control Severance Program, as amended, the NLF Retention Incentive Program (adopted in March 2001) and any other fringe benefits as described in the Company Employee Handbook in accordance with the eligibility participation requirements and the terms set forth therein and/or the applicable benefit policies or plans ("Company Benefits").

3)     Term of Agreement and Termination:

a)     Term:  Unless earlier terminated as provided in (b) through (f) of this Paragraph 3, this Agreement shall be for a term of three (3) years.  On the first anniversary of the Effective Date and on each anniversary date thereafter, this Agreement will be automatically extended for an additional year, unless either Party gives the other Party at least thirty (30) days advance written notice of his or its desire not to extend this Agreement for an additional year.  So as to avoid any doubt, at the time such a notice is effective, the remaining term on this Agreement will be two years.

b)    Death:  This Agreement, including the severance compensation provided for in Paragraph 5, and Cusumano's employment will terminate upon the death of Cusumano.  In such event, the Company will pay to Cusumano's estate or other authorized representative, his salary for the month in which he dies, as well as any other Company Benefits, including bonuses, retirement payments, medical benefits, and accrued but unused vacation due him or his spouse through the date of his death in accordance with the terms and conditions of applicable Company policies and/or plans.  Thereafter, the Company will have no further obligation whatsoever to his estate or other authorized representative.

c)     Disability:  This Agreement, including the severance compensation provided for in Paragraph 5, will terminate upon Cusumano's disability.  Unless otherwise prohibited by any State or Federal law, this Agreement and Cusumano's employment hereunder will terminate on the date that he, is determined, as defined by reference to the Company's Long-Term Disability Plan ("LTD Plan"), then in effect, to be "disabled" from performing any material portion of his current duties, due to physical or mental illness or injury.  In such event, Cusumano will be solely compensated in accordance with the LTD Plan and any other applicable Company policies and/or plans.

d)    Termination for Cause:  This Agreement, including the severance compensation provided for in Paragraph 5, and Cusumano's employment may be immediately terminated if any of the following events occur during the term of his employment hereunder: ("Termination for Cause"):   (1) Cusumano is convicted of any misdemeanor involving moral turpitude, any felony, is engaged in any willful conduct for which the Company could incur civil liability to any other employee or third party or commits any act of fraud, forgery, intentional misrepresentation, embezzlement or dishonesty;  (2) Cusumano commits gross negligence in the performance or nonperformance of his duties, habitually neglects to perform those duties or otherwise breaches any of his obligations under this Agreement; (3) Cusumano breaches his duty of loyalty to the Company; (4) Cusumano engages in unethical conduct or conduct injurious to the reputation of the Company; or (5) Cusumano fails or refuses to perform the services called for by this Agreement or assignments given to him by the Board.  If Termination for Cause occurs, then the Company will pay Cusumano his salary for the month in which termination occurs, any accrued but unused vacation and any other Company Benefits that are due him under applicable Company policies or plans through the end of the month of his termination.  Thereafter, the Company will have no further obligations whatsoever to Cusumano.

e)     Termination Without Cause:  The Company shall have the right, at any time, to terminate this Agreement and Cusumano's employment, without cause, by written notice to Cusumano ("Termination Without Cause").  Cusumano's Termination Without Cause will be effective on the date specified in the written notice ("Termination Date").  In the event of a Termination Without Cause, the Company will pay Cusumano the severance benefits provided in Paragraph 5 of this Agreement.   Additionally, Cusumano will be paid all earned but unused vacation as of the Termination Date.

f)     Change of Control:  Neither (b), (c), (d) or (e) of this Paragraph 3 shall apply to a change of control as defined in the Change of Control and Severance Program executed between Cusumano and the Company, dated November 19, 1997 ("Change of Control Program").  In the event of such a change of control, the Change of Control Program shall become effective, as provided therein, this Agreement shall be terminated and superceded, and Cusumano shall be solely compensated as provided therein.

4)     Execution of Addendums A, B and C:

In the event that Cusumano is Terminated Without Cause under Paragraph 3 (e) of this Agreement, Cusumano must fully comply with all of the requirements of this Paragraph 4 to be entitled to the severance benefits provided in Paragraph 5, including specifically the payment of the Lump Sum provided in Paragraph 5 (a).

a)     Resignation:  Cusumano agrees to tender the resignation of his employment with the Company along with all of the positions that he holds at that time with the Company or any of its affiliated entities, partnerships or divisions, including specifically:  Chief Executive Officer of NLF and NMC, Member of the Board of NMC, Member of the Company's Management Committee, Director of Valencia Water Company, Director in the Valencia Town Center Hotel Company and Director in the TP Golf Company.  In addition, Cusumano will sell or exchange all partnership and membership interests that he may have, as the case may be, in NMC and its affiliated entities, including but not limited to Valencia Town Center Hotel Company, TP Golf Company, Newhall General Partnership, and Newhall Management Limited Partnership, under the terms of the respective shareholder agreements, partnership agreements or other governing documents.  Cusumano agrees to execute whatever documents are necessary to effect his resignation from all of those positions as well as any other positions that he holds with the Company or any affiliated entities, partnerships, or divisions as of the Termination Date under Paragraph 3(e).  Cusumano's letter of resignation, which is attached hereto as Addendum A and by this reference incorporated herein, will be accepted by the Company effective the close of business on his Termination Date.

b)    Mutual General Releases:  In further consideration for the compensation provided for in Paragraph 5 of this Agreement and as a condition precedent to receipt of the Lump Sum Payment provided for therein, Cusumano agrees to execute a document that conforms to Addendum B which is attached hereto and by this reference incorporated herein ("Mutual General Releases").  The Company reserves, the right within its sole discretion, to amend, delete or otherwise revise the Mutual General Releases to comply with any changes in applicable laws and/or to make the Mutual General Releases fully effective in releasing and forever discharging Company Releases from the Claims as defined therein.  If Cusumano fails to execute the Mutual General Releases on the Termination Date, or any other subsequent date mutually agreed to by the Parties, then this Agreement and the Consulting Agreement shall become null and void and non-enforceable and Cusumano shall not be entitled to nor shall he be paid any of the benefits provided for in this Agreement, including specifically, the Lump Sum Payment provided in Paragraph 5(a) of this Agreement.

c)     At the time Cusumano executes the Agreement, he will execute a document that conforms exactly to the terms set forth in Addendum C, which is attached hereto and by this reference and incorporated herein ("Consulting Agreement").  This Agreement shall not become effective until the Parties also have fully executed the Consulting Agreement.  The Consulting Agreement shall only become effective if Cusumano is Terminated Without Cause. The Consulting Agreement shall commence on the date following the Termination Date and Cusumano will commence his duties as a consultant in accordance with the terms provided in the Consulting Agreement on the day after the Termination Date or any subsequent date mutually agreed to by the Parties in writing.  The Lump Sum Payment provided in Paragraph 5(a) of this Agreement, shall constitute all of the compensation, of whatever nature whatsoever, to be paid to Cusumano for all of his services as a consultant, except as otherwise provided in the Consulting Agreement.

5)     Severance Compensation:

                If Cusumano is Terminated Without Cause and he fully complies with all of the requirements of Paragraph 4 of this Agreement, then he shall be entitled to receive the following severance benefits:

a)     Lump Sum Payment.  Within five (5) business days of the lapse of the seven (7) day revocation period provided in Paragraph 11 of the Mutual General Releases, the Company shall pay Cusumano a lump sum payment equal to three times:  (i) the yearly base salary Cusumano is making on the Termination Date; plus (ii) an amount equal to the average of the bonuses paid to Cusumano pursuant to the NLF Executive Incentive Compensation Plan ("Bonus Plan") for the three Company fiscal years preceding the Termination Date, less applicable withholding taxes ("Lump Sum Payment").  The Lump Sum Payment shall be deemed to have been made under this Paragraph 5 on the date the payment is tendered to Cusumano.  The Company and Cusumano shall mutually agree on the method and timing of the Lump Sum Payment delivery to Cusumano.

b)    Additional Services Payment:  In the event the Termination Date occurs during the third or fourth calendar quarter, then Cusumano will be paid a pro-rated bonus under the Bonus Plan in effect for the fiscal year in which the Termination Date occurs.  The pro-rated amount will be calculated by using the number of calendar days from January 1 of the year in which the Termination Date occurs through the Termination Date as the numerator and 360 as the denominator, multiplied by the amount of the bonus that would have been paid as determined under the Bonus Plan.  The determination of the amount will be made at the same time as the bonuses are determined under the Bonus Plan for Company employees.  The payment ("Additional Services Payment") will be made to Cusumano within the same month that payment is made to Company employees;  provided, however, that Cusumano, as a condition precedent to payment of the Additional Services Payment executes and returns to the Company  a document that conforms to Addendum D, which is by this reference incorporated herein ("Acknowledgement of Payment").  The Additional Services Payment will be made to Cusumano coincident with the execution and delivery of Acknowledgment of Payment to the Company.  The Additional Services Payment will be paid as additional compensation for services under the Consulting Agreement.

                In the event Termination Date occurs during the first two calendar quarters, then Cusumano will not be eligible to receive an Additional Services Payment for the Company's fiscal year during which the Termination Date occurs.

c)     Unit Options and other Unit-Based Rights:  Cusumano will not be granted any additional Unit options or Unit-based rights beyond those granted through the Termination Date.  Any existing options or Unit-based rights, including any granted to Cusumano prior to the Termination Date, will be exercisable or distributed as the case may be, in accordance with the respective Unit options or Unit-based rights agreements and the Company's respective Plans under which the options or rights were granted.  Any Unit options or Unit-based rights granted to Cusumano prior to the Termination Date that are not 100% vested on that date, shall become 100% vested upon the fifth business day following the seven day revocation period in Paragraph 11 of the Mutual General Releases.

d)    Retirement/Savings Plans:  Any benefits or payments due Cusumano under the NLF Retirement Plan, the NLF Pension Restoration Plan ("Pension Restoration Plan"), the NFL Employee Savings Restoration Plan, the NLF Employee Savings Plan and any employee benefit plans qualified under Section 401(a) of the Internal Revenue Code will be paid in accordance with the provisions contained in each of those plans.  As a means of funding the benefits under the Pension Restoration Plan, the Company purchased two life insurance policies on the life of Cusumano ("Policies").  Those Policies are subject to the terms of Split-Dollar Insurance Agreements between Cusumano and the Company.  The ownership of the Policies, Cusumano’s obligation to repay premium to the Company, if any, and the Company’s obligation to pay retirement benefits under the Pension Restoration Plan will be governed by terms of the Split-Dollar Insurance Agreements and the Pension Restoration Plan.

e)     Purchase of Car:  Cusumano will have the option to purchase the Company car assigned to him on the Termination Date at the low wholesale bluebook price for that car.  If Cusumano chooses not to exercise that option, then he shall return the car and his keys to the car to the Company on or before the Termination Date.

f)     No Other Payments or Benefits:  Except as otherwise provided in the Consulting Agreement or this Paragraph 5, Cusumano shall not earn or be entitled to receive any other wages and/or benefits whatsoever after the Termination Date.  Benefits payable under this Paragraph 5 will terminate, supersede and be in lieu of any severance pay benefits, Change of Control Program benefits or any other wage and/or benefits provided for in any employment agreement, the Change of Control Program, severance policy or benefit agreement between Cusumano and the Company or any other policy, agreement, practice or plan (including the NLF Retention Incentive Program adopted in March 2001) of the Company.

g)    Medical Benefits:  As part of Company's early retirement benefits, the Company's medical and dental HMO plans will be provided at no cost to Cusumano and his eligible dependents until Cusumano's sixty-fifth (65th) birthday, provided that Cusumano is eligible for those benefits on and after the Termination Date.  If Cusumano selects a medical plan other than the HMO plan, he and his eligible dependents will pay the difference between the amount of the premiums charged for the coverage selected and the premiums for the same coverage under the Company's HMO plan.  Should Cusumano die before age 65, his surviving spouse and eligible dependents will continue to receive the medical benefits until the date Cusumano would have reached age sixty-five (65).

6)     Recitals:  The Recital's stated above are incorporated herein by this reference as part of the Agreement.

7)     Indemnification Agreement:  The Mutual General Releases, when executed by Cusumano, as provided in Paragraph 4(b) of this Agreement shall not in any manner amend the terms of, or affect NLF's obligations, under that certain amended Indemnification Agreement dated November 14, 1990 between Cusumano and NLF.

8)     Attorney Consultation:  Cusumano acknowledges that he has been advised to consult with an attorney before signing this Agreement and the Mutual General Releases incorporated herein as Addendum B, and that he has voluntarily and knowingly executed this Agreement after having had the opportunity to consult with an attorney.  Cusumano further acknowledges that he has had an adequate opportunity to consult with an attorney and that he has had an adequate opportunity to make whatever investigation or inquiry he or his counsel may deem necessary or desirable in conjunction with the subject matter of this Agreement prior to signing it.  Cusumano further acknowledges that he has been advised that he may consider the terms of this Agreement for twenty-one (21) days before signing it.  This Agreement was provided to Cusumano on August 31, 2001.  Accordingly, Cusumano has until September 21, 2001 to decide whether he will sign the Agreement.  To the extent that Cusumano takes less than twenty-one (21) days to consider this Agreement prior to signing it, he acknowledges that he has had sufficient time to consult with an attorney and that he does not desire additional time.

9)     Revocation Period:  This Agreement is revocable by Cusumano for a period of seven (7) days following execution and return of the Agreement to the Company.  The revocation must be in writing, must specifically revoke this Agreement, and must be delivered to Trude Tsujimoto, Corporate Secretary, at The Newhall Land and Farming Company, 23823 Valencia Boulevard, Valencia, California, 91355, prior to the end of the seventh (7th) day following execution and delivery of this Agreement to the Company.  Upon expiration of the seven (7) day period, this Agreement becomes effective, enforceable and irrevocable.

10)   Mediation/Arbitration:

a)     Cusumano and the Company agree that any Arbitrable Claims that arise between them will be submitted first to mediation and then to binding arbitration.  Cusumano and the Company further agree that neither of them will commence any demand for arbitration without first submitting a formal written demand to the other Party for mediation of the dispute.  When such a demand is made, the dispute will be submitted to mediation before a mutually agreeable mediator in the Los Angeles area.  The cost of the mediation shall be borne equally by the Parties.

b)    Any controversy, dispute or claim between the Parties which may arise from, out of, or relate to this Agreement, or its subject matter or the Addendums, including the validity, enforceability, construction or application of any of the terms, provisions, or conditions of this Agreement or the arbitrability of any such matter (collectively referred to herein as "Arbitrable Claims") shall be submitted:  (i) first to Mediation under Paragraph 10(a), and if it is not resolved through Mediation, then (ii) to  final and binding arbitration in Los Angeles, California, or such other location as the Parties shall mutually agree in writing under the auspices of the American Arbitration Association ("AAA").  The Parties agree that neither of them may initiate in any way or prosecute any claim, charge, lien, demand, right of action or cause of action of any nature whatsoever arising out of or related to this Agreement before any court, tribunal, or administrative agency against the other Party, and that they each acknowledge that their agreement to the mediation/arbitration provisions under this Paragraph 10 shall constitute an effective waiver of any right to have any Arbitrable Claims determined by judge or jury.  The Parties further agree to be bound by the Employment Dispute Resolution Rules of AAA ("Rules") and that all Arbitrable Claims will be heard by the AAA pursuant to those Rules.  The Parties further agree that in the event this Agreement, or any part thereof is not enforceable, all other provisions shall remain in force.

c)     The arbitrator shall have jurisdiction to determine all Arbitrable Claims and may grant any relief authorized in law or equity for such claim.  However, the arbitrator may not modify or change the terms of this Agreement or the Addendums.  The Parties agree that the decision of the arbitrator shall not be appealable and that judgment upon an award rendered by the arbitrator may be entered for enforcement in any court of competent jurisdiction.  All Arbitrable Claims must be submitted to mediation within thirty (30) days of the date such claim first arose to be arbitrable.

d)    Except as otherwise stated above, neither Party may initiate in any way or prosecute any claim, charge, lien, demand, right of action or cause of action of any nature whatsoever arising out of or related to this Agreement or the Addendums before any court, tribunal or administrative agency against the other Party.  A Party who initiates litigation or asserts Arbitrable Claims in any court or before any tribunal or administrative body, shall pay all reasonable attorneys' fees and costs incurred by the opposing Party in defending such litigation and/or claims.

11)   Confidential Information:

a)     Cusumano shall not (nor will Cusumano assist any other person to do so) during or after the termination of his employment with the Company as an employee or consultant, directly or indirectly reveal, report, publish or disclose Confidential Information to any person, firm or corporation not expressly authorized by the Company to receive such Confidential Information, or use (or assist any person to use) such Confidential Information except for the benefit of the Company.  This provision shall not preclude disclosures required by law, nor shall it apply to information which has entered the public domain other than by reason of the action of Cusumano.  The term "Confidential Information," as used herein, means all information or material not generally known by non-Company personnel which (i) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (ii) which is owned by the Company or in which the Company has an interest in; and (iii) which is either marked "Confidential Information," "Proprietary Information," or other similar marking, known by Cusumano to be considered confidential and proprietary by the Company or from all the relevant circumstances should reasonably be assumed by Cusumano to be confidential and proprietary to the Company.  Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing):  trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files.  Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary information or designates as Confidential Information, whether or not owned or developed by the Company.   Notwithstanding the above, however, no information constitutes Confidential Information if it is generic information or general knowledge which Cusumano would have learned in the course of similar employment elsewhere in the trade or if it is otherwise publicly known and in the public domain.

b)    Cusumano agrees on or before the last date of his employment under this Agreement to surrender to the Company all notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information, it being distinctly understood that all such writings, physical forms of expression and other things are the exclusive property of the Company.   Cusumano acknowledges that the unauthorized taking of any of the Company's trade secrets is a crime under California Penal Code Section 499(c) and is punishable by imprisonment.  Cusumano further acknowledges that such unauthorized taking of the Company's trade secrets could also result in civil liability under California Civil Code Section 3426, and that willful misappropriation may result in an award against him for triple the amount of the Company's damages and the Company's attorneys fees in collecting such damages.

c)     If Cusumano breaches, or threatens to commit a breach of, any of these non-disclosure provisions (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:  the right and remedy to have the Restrictive Covenants specifically enforced or to have any actual or threatened breach thereof enjoined by any court having equity jurisdiction, all without the need to prove any amount of actual damage or that monetary damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company; and the right and remedy to require Cusumano to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants.

d)    Nothing in this Agreement or any other agreement between Cusumano and the Company shall prohibit or impede or be construed to prohibit or impede Cusumano from lawfully competing with the Company, lawfully working for any competitor of the Company or otherwise lawfully pursuing his career in the residential and commercial development industry, so long as Cusumano complies with these non-disclosure provisions.  The Parties agree that these non-disclosure provisions shall continue in effect after Cusumano's employment with the Company as an employee and/or consultant has terminated and notwithstanding any termination of this Agreement.

12)   Non-Solicitation of Employees or Customers:  For a period of one (1) year following the last date of Cusumano's employment with the Company as an employee, Cusumano agrees not to solicit or induce any employee or supplier of the Company to terminate his/her employment or relationship with the Company or to, directly or indirectly, solicit the trade of or otherwise do business with any customer or supplier of the Company and/or any one of its affiliated entities so as to offer or sell any product or service which would be competitive with any product or service sold by the Company or its affiliates during that period.

13)   Employee Benefit Plans:  Except as otherwise specifically provided in this Agreement to the contrary, all of the health and other employee benefit or compensation plans or programs referred to and contemplated by this Agreement (collectively referred to as "Plans") shall be governed solely by the terms of the underlying plan documents and by applicable law.  Except as otherwise specifically provided in this Agreement to the contrary, nothing in this Agreement shall impair the Company's right to amend, modify, replace, and/or terminate any and all such Plans in its sole discretion or in accordance with the terms thereof.  This Agreement is for the sole benefit of Cusumano and the Company, and is not intended to create a Plan, or, except as otherwise provided herein, to modify the terms of existing Plans.  Also, any payments made pursuant to this Agreement shall not be taken into account (i.e., as "compensation") for purposes of determining the amount of benefits payable under any other Plans.

14)   Entire Agreement:  This Agreement is the only agreement and understanding between the Parties pertaining to the subject matter hereof, and supercedes and nullifies all prior agreements, summaries of agreement, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written between the Parties pertaining to such subject matter.  This Agreement is binding on Cusumano's heirs and shall not be assignable by Cusumano for any purpose.  This Agreement will be binding on any successors and assigns of the Company.

15)   Severability:  If any provision of this Agreement or any portion of such provision is held to be invalid or unenforceable, the remaining provisions or portions shall nevertheless be given effect.  It is the intent of the Parties that all provisions shall be construed so as to be valid and enforceable, and if it should be determined that any provision is not valid and enforceable, a provision which would effectuate the intent of the Parties and would be valid and enforceable shall be substituted for the invalid and unenforceable provision.

16)   Amendment and Waiver:  This Agreement may be amended, modified or supplemented only by a writing executed by Cusumano and a designee of the Board.  Either Party may, in writing, waive any provision of this Agreement to the extent that such provision is for the benefit of the waiving Party.  No waiver by either Party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a Party to seek a remedy for non-compliance or breach by the other Party shall be construed as a waiver of any right or remedy with respect to such non-compliance and/or breach.

17)   Construction and Applicable Law:  The language of this Agreement and the Addendums have been approved by the Parties after the opportunity to consult with legal counsel and the language of these documents shall be construed as a whole according to their fair meaning and not strictly for or against either Party.  This Agreement and the Addendums shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.

18)   Notice:  Except as otherwise provided in this Agreement or any amendments subsequently executed between the Parties, any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been given upon personal delivery, or on the date it is postmarked, by certified or registered mail, postage pre-paid, addressed to Cusumano at the address on file with the Company and to the Company at its corporate headquarters.  The Company's current corporate headquarters is located at The Newhall Land and Farming Company, 23823 Valencia Boulevard, Valencia, CA 91355, Attention:  Secretary.  It shall be Cusumano's responsibility to keep the Company advised in writing of any change in his address under this Paragraph of the Agreement.

                WHEREFORE, the Parties have executed this Agreement on the dates provided hereinafter.

DATED: September 10, 2001	EMPLOYEE:

/s/ Gary M. Cusumano
Gary M. Cusumano

DATED: August 28, 2001	THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership)

	By:	Newhall Management Limited Partnership, its Managing General Partner
	By:	Newhall Management Corporation, its Managing General Partner

	By:	/s/ Stuart R. Mork
	Name:	S.R. Mork
	Title:	Chief Financial Officer

	By:	/s/ Trude A. Tsujimoto
	Name:	Trude A. Tsujimoto
	Title:	Secretary

[NEWHALL LAND LETTERHEAD]

ADDENDUM A

                                                                                                                Date_________

PERSONAL AND CONFIDENTIAL

The Board of Directors

The Newhall Land and Farming Company

and Newhall Management Corporation

23823 Valencia Boulevard

Valencia, California 91355

                                Re:  Resignation

Dear Ladies and Gentlemen:

                                I hereby tender to you my resignation of employment along with my resignation of all positions that I hold effective the close of business on ____________.

                                Should you need me to sign any additional documents or paperwork to cause the foregoing to be completed, I will be happy to do so.

                                                                                                                Very truly yours,

                                                                                                                Gary M. Cusumano

ADDENDUM B

MUTUAL GENERAL RELEASES

                This Addendum to the Retention Agreement of Gary M. Cusumano ("Agreement") is made and entered into this ____ day of _____________ by and between Gary M. Cusumano ("Cusumano"), and The Newhall Land and Farming Company (a California Limited Partnership) ("Company") and by this reference the Agreement is incorporated herein.  Cusumano and the Company are hereinafter sometimes referred to collectively as "the Parties."  This agreement ("Mutual General Releases") is made for the purpose of settling and compromising all of the claims, disputes and controversies between the Parties arising from any cause whatsoever on or prior to the date of Cusumano's execution of the Mutual General Releases.  So as to avoid any doubt, the mutual releases contained herein, do not in any manner amend the terms of, or affect the Company's obligations, under that certain amended Indemnification Agreement dated November 14, 1990 between Cusumano and the Company.

                NOW, THEREFORE, the Parties hereto for the consideration set forth in the Agreement,

which is by this reference incorporated herein, mutually agree as follows:

1.     Consideration.  In consideration of the benefits provided for in the Agreement as well as the Mutual General Releases and, for other good and valuable consideration, the Parties give the releases, promises and commitments contained herein.

2.     Scope of Settlement.  The compensation and benefits provided for in the Agreement are in full and complete settlement of all of Cusumano's Claims against Company Releasees and fully compensates Cusumano for any and all such Claims.  Cusumano further acknowledges that he has received all wages and benefits due him through the last date of his employment with the Company, except as otherwise provided in Paragraph 5 of the Agreement.  Cusumano specifically acknowledges that he has received the Lump Sum Payment and that the Company has fully complied with the provisions of Paragraph 5(a) of the Agreement.

3.     General Release of Company Releasees.  Cusumano, for himself and for his heirs, spouse, executors, administrators and assigns, acknowledges complete satisfaction of and unconditionally releases and forever discharges the Company, Newhall Management Corporation, and any and all of its respective affiliated companies, subsidiaries, divisions, affiliated entities, shareholders, partnerships, successors and assigns, and any and all  of its past, present and/or future officers, directors, members, partners, unit holders, agents, employees, administrators and assigns (hereinafter collectively referred to as "Company Releasees"), from any and all claims, demands, causes of action, costs, charges, fees and liabilities of any kind whatsoever, whether known or unknown, unsuspected or latent, which Cusumano or any of his heirs, guardians, administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold or have at any time heretofore owned or held, or may at any time own, hold or claim by reason of any matter or thing against Company Releasees, and each of them, arising from or by reason of any actual or alleged act, omission, transaction, practice, conduct or occurrence, or any other matter whatsoever on or prior to the date of Cusumano's execution of the Mutual General Releases.  Without limiting the generality of the foregoing, Cusumano specifically waives and fully releases Company Releasees, and each of them, from any and all claims arising out of Cusumano's employment with the Company and/or the termination of that employment, any positions Cusumano held or services Cusumano rendered as well as Cusumano's resignation of all positions held with the Company, including but not limited to:  (a) any claim under the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 or the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; (b) any other claim of employment discrimination (whether based on federal, state or local, statutory or decisional law; (c) any claim arising out of the terms and conditions of Cusumano's employment and/or any of the events relating directly or indirectly to or surrounding the termination of his employment; (d) any claims for severance, pension, bonuses, profit sharing or severance/termination payments; (e) any claim regarding any claimed employment or benefit agreement or contract whether written or oral; (f) any claim for any alleged injuries incurred during Cusumano's employment with the Company including any claims for rehabilitation; and (g) any other matter or claim whatsoever between the Parties (jointly "Claims").  These releases do not include or release Company Releases or any of them, from providing the benefits or making the payments provided for in Paragraph 5 (b), (c), (d),  and (g) of the Agreement.

4.     General Release of Cusumano's Releasees.  The Company fully releases and discharges forever Cusumano and his spouse, children, agents, heirs and administrators and assigns ("Cusumano Releasees") from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries and attorneys' fees, of any form whatsoever, whether known or unknown, unsuspected or latent, which the Company or any of its officers, employees, agents, administrators, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing, arising from any cause whatsoever on or prior to the date of Company's execution of the Mutual General Releases.  Without limiting the generality of the foregoing, the Company fully releases and discharges each and all of Cusumano's Releasees from any and all claims, demands and causes of action in connection with any and all matters pertaining to Cusumano's employment by the Company, including, but not limited to, any and all damages of every kind whatsoever, express or implied duties or obligations, express or implied covenants, and promises on any and all of the above, any other matter between the Parties, and any claims relating to and arising out of Cusumano's performance of his duties as an officer of the Company or a member of the Company's Board of Directors.

5.     Non-Admission of Liability.  This Agreement shall not in any way be construed as an admission by either Party of any liability whatsoever, or as an admission by either Party of any illegal or improper act or acts, of any kind or nature whatsoever, against the other Party.

6.     Releases Include Unknown Claims.  It is the intention of the Parties in executing the Mutual General Releases and in paying and receiving the monetary and other consideration called for by the Agreement that the Mutual General Releases shall be effective as a full and final accord and satisfaction and general release of and from all liabilities, disputes, claims and matters, known or unknown, suspected or unsuspected arising from any cause whatsoever on or prior to the date of Cusumano's execution of the Mutual General Releases.  In furtherance of this intention, the Parties, and each of them, acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

"A general release does not extend to claims which the creditor does now know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

The Parties, and each of them, waive and relinquish any right or benefit which they have or may have under Section 1542 of the Civil Code of the State of California or any similar provision of statutory or non-statutory law of this or any other jurisdiction to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of the Agreement and the Mutual General Releases.  In connection with such waiver and relinquishment, the Parties, and each of them, acknowledge that they are aware that any legal counsel that they may retain may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the Mutual General Releases, but that it is their intention hereby to fully, finally and forever settle and release all the released matters, disputes and differences, known and unknown, suspected or unsuspected, which now exist, may exist, or heretofore has existed, between them.  In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery and existence of any such additional or different claims or facts.

7.     Successors and Assigns.  This Agreement shall bind, and inure to the benefit of, the respective heirs, legal representatives, successors, and assigns of the Parties hereto.

8.     Covenant Not to Sue.  The Parties, and each of them, represent and warrant that they have no action, claim, charge or lawsuit intended, filed, prepared or pending against the other Party or their respective released parties and that they will not individually or as a member of any class file any action, claim, charge or lawsuit against the other Party, or any of their respective released parties, concerning the subject matter of the Agreement, the Mutual General Releases and/or any of the claims released under the Mutual General Releases.

9.     Construction.  The language of the Mutual General Releases has been approved by all Parties after the opportunity to consult with legal counsel and the language of the Mutual General Releases shall be construed as a whole according to its fair meaning and not strictly for or against either Party.

10.   Entire Agreement and Governing Law.  The Mutual General Releases shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California.  The Mutual General Releases constitutes the entire agreement between the Parties and supercedes all prior agreements, whether verbal or written, between the Parties pertaining to the subject matter hereof.

11.   Legal Consultation and Revocability Periods:  The Parties expressly intend, and Cusumano acknowledges and agrees, that as part of the potential claims released in Paragraphs 3 and 4 of the Mutual General Releases, Cusumano is herein releasing the Company Releasees from any claims that he has or may have under the Age Discrimination in Employment Act of 1967,  29 U.S.. § 621 et seq.  Accordingly, Cusumano has been advised to review the Mutual General Releases and represents and agrees:   (a)  that he has been advised to consult with an attorney prior to executing the Mutual General Releases;  (b)  that he has had up to twenty-one (21) days to consider executing the Mutual General Releases and that he is  knowingly and voluntarily entering into the Mutual General Releases;  (c)  that he received a copy of the Mutual General Releases on                       , 2001; (d)  that he has seven (7) days from the date of execution of the Mutual General Releases to rescind it by doing so in writing addressed to the General Counsel and/or Secretary of the Company,  at its corporate headquarters located at The Newhall Land and Farming Company, 23823 Valencia Boulevard, Valencia, California 91355 ; and  (e) that the Mutual General Releases will not be effective until the end of the seven (7) day revocation period.

DATED:____________________	EMPLOYEE:

Gary M. Cusumano

DATED:____________________	THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership)
	By:	Newhall Management Limited Partnership, its Managing General Partner
	By:	Newhall Management Corporation, its Managing General Partner

By:
Name:
Title:

By:
Name:
Title:

ADDENDUM C

CONSULTING AGREEMENT OF GARY M. CUSUMANO

                This Consulting Agreement is made and entered into on ________, 200__ by and between Gary M. Cusumano ("Consultant") and The Newhall Land and Farming Company (a California Limited Partnership) ("Company").  Consultant and the Company are hereinafter sometimes referred to collectively as "the Parties."  This Consulting Agreement is being entered into as an addendum to the Retention Agreement of Gary M. Cusumano dated March 31, 2001 ("Agreement") and by this reference is incorporated herein.

                NOW, THEREFORE, in consideration of the foregoing, the terms and covenants set forth herein, and the benefits provided in the Agreement, the Company and Consultant hereby agree as follows:

1.     Retention of Consultant.  The Company hereby retains Consultant and Consultant hereby agrees to render services to the Company as a Consultant for a period of one (1) year commencing on the day after the Termination Date as provided in Paragraph 3(e) of the Agreement ("Consulting Period").  Consultant will hold himself available during the Consulting Period to render consultation and advice to the Company as requested by the Company's President and/or Chief Executive Officer.  Consultant will remain available for consultation and advice on all aspects of the Company's business, by telephone and correspondence or, if requested by the Company's President and/or Chief Executive Officer, in person at the Company's principal offices (or at other locations by mutual agreement) during reasonable business hours.  During the Consulting Period, Consultant shall be entitled to engage in consulting work for other companies and entities as long as that work does not interfere with Consultant's obligations hereunder.  Consultant, however, agrees that he will not during the Consulting Period perform any work on any basis for any person or entity (including any entity established by him) that is in competition with the Company or any of its subsidiaries, partnerships or divisions.

2.     Compensation.  Consultant's sole compensation for any consulting services rendered to the Company during the Consulting Period shall be the payment of the Lump Sum Payment provided for in Paragraph 5(a) of the Agreement as well as any Additional Services Payment made under Paragraph 5(b) of the Agreement.  Consultant acknowledges that the Lump Sum Payment and any Additional Services Payment include compensation for all services to be rendered by Consultant hereunder.  No other compensation, wages or benefits of any kind whatsoever shall be earned by or paid to Consultant by the Company under this Consulting Agreement, except as the Parties may otherwise agree in writing during the term of the Consulting Period.

3.     Independent Contractor.  It is agreed that Consultant will be an independent contractor and not an employee in the performance of the Consulting Services rendered during the Consulting Period.  To the extent that Consultant receives any compensation from the Company as a result of any written agreement between the Parties executed as an exception under Paragraph 2 of this Consulting Agreement, then, no normal payroll withholding shall  be deducted from any amounts due Consultant.  Consultant represents and warrants that he will pay all taxes due with respect to any such payments received from the Company and will indemnify and hold the Company harmless from any and all claims, causes of action, expenses, lawsuits or any other costs incurred by the Company as a result of any failure of Consultant to do so.

4.     Confidential Information.

(a)   Cusumano shall not (nor will Cusumano assist any other person to do so) during or after the termination of his employment with the Company as a consultant, directly or indirectly reveal, report, publish or disclose Confidential Information to any person, firm or corporation not expressly authorized by the Company to receive such Confidential Information, or use (or assist any person to use) such Confidential Information except for the benefit of the Company.  This provision shall not preclude disclosures required by law, nor shall it apply to information which has entered the public domain other than by reason of the action of Cusumano.  The term "Confidential Information," as used herein, means all information or material not generally known by non-Company personnel which (a) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company; (b) which is owned by the Company or in which the Company has an interest in; and (c) which is either marked "Confidential Information," "Proprietary Information:"  or other similar marking, known by Cusumano to be considered confidential and proprietary by the Company or from all the relevant circumstances should reasonably be assumed by Cusumano to be confidential and proprietary to the Company.  Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing):  trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections, and employee files.  Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary information or designates as Confidential Information, whether or not owned or developed by the Company.   Notwithstanding the above, however, no information constitutes confidential information if it is generic information or general knowledge which Cusumano would have learned in the course of similar employment elsewhere in the trade or if it is otherwise publicly known and in the public domain.

(b)   To the extent that Cusumano has not already done so, he shall, on or before the last date of his employment hereunder as a Consultant,  surrender to the Company all notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information, it being distinctly understood that all such writings, physical forms of expression and other things are the exclusive property of the Company.   Cusumano acknowledges that the unauthorized taking of any of the Company's trade secrets is a crime under California Penal Code Section 499(c) and is punishable by imprisonment.  Cusumano further acknowledges that such unauthorized taking of the Company's trade secrets could also result in civil liability under California Civil Code Section 3426, and that willful misappropriation may result in an award against him for triple the amount of the Company's damages and the Company's attorneys fees in collecting such damages.

(c)   If Cusumano breaches, or threatens to commit a breach of, any of these non-disclosure provisions (collectively, the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:  the right and remedy to have the Restrictive Covenants specifically enforced or to have any actual or threatened breach thereof enjoined by any court having equity jurisdiction, all without the need to prove any amount of actual damage or that monetary damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company; and the right and remedy to require Cusumano to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants.

(d)   Nothing in this Agreement or any other agreement between Cusumano and the Company shall prohibit or impede or be construed to prohibit or impede Cusumano from lawfully competing with the Company, lawfully working for any competitor of Company or otherwise lawfully pursuing his career in the residential and commercial development industry, so long as Cusumano complies with these non-disclosure provisions.  The Parties agree that these non-disclosure provisions shall continue in effect after Cusumano's employment with the Company as an employee and/or consultant has terminated and notwithstanding any termination of this Agreement.

5.     Non-Solicitation of Employees or Customers:  For a period of one (1) year following the last date of Cusumano's employment with the Company as a consultant, Cusumano agrees not to solicit or induce any employee of the Company to terminate his/her employment with the Company or to, directly or indirectly, solicit the trade of or otherwise do business with any customer of the Company and/or any one of its affiliated entities so as to offer or sell any product or service which would be competitive with any product or service sold by the Company or its affiliates during that period.

6.     Miscellaneous.

(a)   The Parties to this Consulting Agreement each acknowledge that they have read the Consulting Agreement, have had it explained to them by counsel of their choice, are aware of the contents and legal effects thereof, and in entering into this Consulting Agreement are acting on the advise of counsel of their choice.

(b)   The Parties each further acknowledge that no representation, promise or inducement has been made other than as set forth in this Consulting Agreement, and that the Parties do not enter into this Consulting Agreement in reliance of any representation, promise or inducement not set forth herein.

(c)   This Consulting Agreement contains all of the terms and provisions of the agreement between the Parties with respect to the subject matter hereof.  There are no oral understandings, statements or stipulations bearing upon the effect of this Consulting Agreement which have not been incorporated herein.

(d)   All notices and other communications desired or required to be given under this Consulting Agreement shall be in writing and shall be deemed adequately given for purposes hereof upon delivery in person, or on the day mailed by first class mail, postage prepaid, to such address as either Party may give to the other Party in writing.

(e)   Any provision of this Agreement that is invalid, prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Consulting Agreement.  To the extent permitted by applicable law, the Company and Consultant hereby waive any provision of law that renders any portion of this Consulting Agreement prohibited or unenforceable in any respect.

(f)    This Agreement may not be amended, modified or terminated orally, and no obligation hereunder may be waived orally.  No amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing and signed by the Party against whom enforcement thereof is sought.

(g)   The provisions of this Consulting Agreement shall be binding upon, and shall enure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

(h)   This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of California.

                IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the day and year first above written.

CONSULTANT:

THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership)
By:  Newhall Management Limited Partnership, its Managing General Partner
By:  Newhall Management Corporation, its Managing General Partner

By:		By:
	Gary M. Cusumano	Name:
Title:

By:
Name:
Title:

ADDENDUM D

ACKNOWLEDGMENT OF PAYMENT

                This Addendum to the Retention Agreement of Gary M. Cusumano dated March 31, 2001 ("Agreement") is made and entered into this ____ day of ______________ by and between Gary M. Cusumano ("Cusumano"), and The Newhall Land and Farming Company (a California Limited Partnership) ("Company") and by this reference the Agreement is incorporated herein.  Cusumano and the Company are hereinafter sometimes referred to collectively as "the Parties."  This Acknowledgment of Payment ("Acknowledgment") is made and entered into on the date set forth above.

                NOW, THEREFORE, the Parties hereto for the consideration set forth in the Agreement initially agree as follows:

                1.  Receipt of Payment.  Cusumano hereby acknowledges that he has been paid the Additional Services Payment provided for in paragraph 5(b) of the Agreement and that the Company has fully complied with all the requirements of Paragraph 5(b) of the Agreement.

                2.  Successors and Assigns.  This Acknowledgment shall bind, inure to the benefit of, the respective heirs, legal representatives, successors, and assigns of the Parties hereto.

                3. Covenant Not To Sue.  The Parties, and each of them, represent and warrant that they have no action, claim, charge or lawsuit intended, filed, prepared or pending against the other Party or their respective released parties and that they will not individually or as a member of any class file any action, claim, charge or lawsuit against the other Party, or any of their respective released parties, concerning the subject matter of the Agreement, the Acknowledgment and/or any of the claims released under the Mutual General Releases.

                4.  Construction.  The language of the Acknowledgment has been approved by all Parties after the opportunity to consult with legal counsel and the language of the Acknowledgment shall be construed as a whole according to its fair meaning and not strictly for or against either Party.

                5.  Entire Agreement and Governing Law.  The Acknowledgment shall in all respects be interpreted, enforced, and governed by and under the laws of the State of California.  The Acknowledgment constitutes the entire agreement between the Parties and supersedes all prior agreements, whether verbal or written, between the Parties pertaining to the subject matter hereof.

DATED:_________________, 2001	EMPLOYEE:

Gary M. Cusumano

DATED:_________________, 2001	THE NEWHALL LAND AND FARMING COMPANY (a California Limited Partnership)
	By:	Newhall Management Limited Partnership, its Managing General Partner
	By:	Newhall Management Corporation, its Managing General Partner

By:
Name:
Title:

By:
Name:
Title: